Exhibit 99.1

DSP Group®, Inc. Reports Fourth Quarter 2014 Results

New Products Revenues Drive Second Consecutive Quarter of Revenue Growth; 2014 0ffice Revenues Up by 61%

LOS ALTOS, Calif., January 29, 2015 - DSP Group, Inc. (NASDAQ: DSPG), a leading global provider of wireless chipset solutions for converged communications, announced today its results for the fourth quarter and the year ended December 31, 2014.

Financial Results Highlights for the Fourth Quarter:

●	Non-GAAP diluted EPS of $0.06 and GAAP diluted EPS of $0.12, both exceeding guidance

●	Revenues of approximately $37.2 million, an increase of 5% year over year

●	Non-GAAP gross margins of 39.8%, at the high end of guidance

●	Non-GAAP operating income of $1.1 million, representing 3% of revenues

●	GAAP net income of $2.7 million

●	Generated $6.6 million of cash from operating activities

●	Cash, deposits and marketable securities increased to $124.9 million

Financial Results Highlights for the Year:

●	Non-GAAP diluted EPS of $0.31 and GAAP diluted EPS of $0.16

●	Revenues of approximately $143 million, a decrease of 5% year over year

●	Non–GAAP gross margins of 40.1%, a 30 basis points improvement vs. 2013

●	Non-GAAP net income of $7.3 million, reaching 5% of revenues

●	GAAP net income of $3.6 million

●	Generated $10.4 million of cash from operating activities

●	Repurchased 1.4 million shares for a total consideration of $12.5 million

Management Comments:

Commenting on the results, Ofer Elyakim, CEO of DSP Group, stated, “We are very happy with our fourth quarter and full year results, and predominantly, our ability to resume revenue growth for a second consecutive quarter. We are also delighted that our investment in new products is paying off, and the robust growth in these products is now more than offsetting the decline in the mature segment of our business. In particular, the Office/VoIP segment posted revenue growth of 61% in 2014, and the continued growth in VoIP products, together with the anticipated broader adoption of DECT/ULE and roll-out of HD Clear, position us well for continued growth in 2015 and beyond.”

Products and Market Highlights:

●	2014 Office/VoIP segment revenues of $14.3 million, an increase of 61% year over year

●	Secured a design win with a second Tier 1 IP phone OEM based on DSP Group’s DVF99 SoC

●	Panasonic selected DSP Group's DHX91 ULE SoC to power its new home monitoring and control system

●	A leading Tier 1 U.S. based service provider selected DSP Group’s DECT/ULE solution for its home safety and security service

●	Sensory and DSP Group introduced a voice-controlled IoT solution for DECT/ULE enabling home control by voice in low power consumption

●	ProSyst unveiled OSGi framework, enabling service providers to make use of existing OSGi-based gateways for ULE that address the emerging IoT domain

●	A Tier 1 European service provider selected DSP Group’s DCX81 SoC for its two new home gateways

●	Media5 and DSP Group launch a complete SIP IP phone solution for developers

Fourth Quarter Results:

Revenues for the fourth quarter of 2014 were $37,159,000, an increase of 5% from revenues of $35,340,000 for the fourth quarter of 2013. Net income for the fourth quarter of 2014 was $2,729,000, as compared to net income of $356,000 for the fourth quarter of 2013. Basic income per share and diluted income per share for the fourth quarter of 2014 were $0.13 and $0.12, respectively, as compared to a basic and diluted income per share of $0.02 for the fourth quarter of 2013.

Year End Results:

Revenues for the year ended December 31, 2014 were $143,036,000, a decrease of 5% from 2013 revenues of $151,063,000. Net income for 2014 was $3,602,000, compared to a net income of $2,676,000 for 2013, an increase of 35%. Basic and diluted income per share for 2014 was $0.16, compared to an income per share of $0.12 for 2013, an increase of 33%.

Non-GAAP Results:

Non-GAAP net income and diluted EPS for the fourth quarter of 2014 were $1,303,000 and $0.06, respectively, as compared to non-GAAP net income and diluted EPS of $1,704,000 and $0.07, respectively, for the fourth quarter of 2013, a decrease of 24% and 14%, respectively. Non-GAAP net income and diluted EPS for the fourth quarter of 2014 excluded the impact of amortization of acquired intangible assets of $382,000 associated with the acquisitions of the CIPT business from NXP B.V. and BoneTone Communications; equity-based compensation expenses of $1,160,000; amortization of deferred tax liability related to intangible assets acquired in connection with the acquisition of BoneTone Communications in the amount of $49,000; elimination of valuation allowance of deferred tax assets and tax advances in the amount of $2,061,000 and a tax benefit of $858,000 resulting from the reversal of income tax contingency reserve. Non-GAAP net income and diluted EPS for the fourth quarter of 2013 excluded the impact of amortization of acquired intangible assets of $418,000 associated with the acquisitions of the CIPT business and BoneTone Communications; equity-based compensation expenses of $1,026,000 and amortization of deferred tax liability related to intangible assets acquired in connection with the acquisition of BoneTone Communications in the amount of $96,000.

Non-GAAP net income and diluted EPS for the year ended December 31, 2014 were $7,276,000 and $0.31, respectively, as compared to non-GAAP net income and diluted EPS of $9,525,000 and $0.41, respectively, for the year ended December 31, 2013, a decrease of 24% and 24%, respectively. Non-GAAP net income and diluted EPS for the year ended December 31, 2014 excluded the impact of amortization of acquired intangible assets of $1,573,000 associated with acquisitions of the CIPT business and BoneTone Communications; equity-based compensation expenses of $5,359,000; amortization of deferred tax liability related to intangible assets acquired in connection with the acquisition of BoneTone Communications in the amount of $339,000; elimination of valuation allowance of deferred tax assets and tax advances in the amount of $2,061,000 and a tax benefit of $858,000 resulting from the reversal of income tax contingency reserve. Non-GAAP net income and diluted EPS for the year ended December 31, 2013 excluded the impact of amortization of acquired intangible assets of $1,672,000 associated with acquisitions of the CIPT business and BoneTone Communications; equity-based compensation expenses of $4,159,000; amortization of deferred tax liability related to intangible assets acquired in connection with the acquisition of BoneTone Communications in the amount of $385,000 and proxy contest-related expenses of $1,403,000.

Earnings Conference Call:

DSP Group will discuss its fourth quarter financial results, along with its outlook and guidance for the first quarter of 2015, on its conference call at 8:30 a.m. ET today, and invites you to listen via our conference call or a live broadcast over the Internet.

Investors may access the conference call by dialing + 1 877 280 2342 (domestic US) or + 1 646 254 3365 (international) approximately 10 minutes prior to the starting time. The password is DSP Group. The broadcast via the Internet can be accessed by all interested parties through the Investor Relations section of DSP Group’s website at www.dspg.com or link to: http://edge.media-server.com/m/p/u8knohh6

A replay of the conference call will be available for a week following the call. To listen to the session, please dial +1 347 366 9565 (domestic US) or +44 20 3427 0598 (international) and enter the company access code: 7688229#. For more information, please contact Dror Levy, CFO, at: Office: +972-9-952-9699, Email: dror.levy@dspg.com.

Presentation on non-GAAP Net Income Calculation

The Company believes that the non-GAAP presentation of net income and diluted EPS presented in this press release is useful to investors in comparing results for the quarter and the year ended December 31, 2014 to the same periods in 2013 because the exclusion of the above noted expenses may provide a more meaningful analysis of the Company’s core operating results. Further, the Company believes it is useful to investors to understand how the expenses associated with equity-based compensation expenses are reflected on its statements of income.

Forward Looking Statements

This press release contains statements that qualify as “forward-looking statements” under the Private Securities Litigation Reform Act of 1995, including Mr. Elyakim’s statements about expected solid growth from DSP Group’s new products, such new products offsetting the decline in the mature segment of DSP Group’s business, the anticipated broader adoption of DECT/ULE and roll-out of HD Clear and expectation of being on track to return to sustainable revenue growth in 2015 and beyond. The events described in these forward-looking statements may not actually arise as a result of various factors, including the timing and ability of the consumer electronics market to recover and the corresponding recovery of DSP Group’s customers; unexpected delays in the commercial launch of new products; slower than expected change in the nature of residential communications domain; the magnitude of decline of the cordless business; DSP Group's ability to manage costs, DSP Group’s ability to develop and produce new products at competitive costs and in a timely manner or the ability of such products to achieve broad market acceptance; and general market demand for products that incorporate DSP Group’s technology in the market. These factors and other factors which may affect future operating results or DSP Group’s stock price are discussed under “RISK FACTORS” in the Form 10-K for fiscal 2013, as well as other reports DSP Group has filed with the Securities and Exchange Commission and which are available on DSP Group’s website (www.dspg.com) under Investor Relations. DSP Group assumes no obligation to update any forward-looking statements or information, which speak as of their respective dates.

About DSP Group

DSP Group®, Inc. (NASDAQ: DSPG) is a leading global provider of wireless chipset solutions for converged communications. Delivering semiconductor system solutions with software and hardware reference designs, DSP Group enables OEMs/ODMs, consumer electronics (CE) manufacturers and service providers to cost-effectively develop new revenue-generating products with fast time to market. At the forefront of semiconductor innovation and operational excellence for over two decades, DSP Group provides a broad portfolio of wireless chipsets integrating DECT/CAT-iq, ULE, Wi-Fi, PSTN, HDClear™, video and VoIP technologies.

DSP Group enables converged voice, audio, video and data connectivity across diverse mobile, consumer and enterprise products – from mobile devices, connected multimedia screens, and home automation & security to cordless phones, VoIP systems, and home gateways. Leveraging industry-leading experience and expertise, DSP Group partners with CE manufacturers and service providers to shape the future of converged communications at home, office and on the go.

For more information, visit www.dspg.com

DSP GROUP, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share amounts)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2014	2013	2014	2013
	(Unaudited)	(Unaudited)	(Unaudited)	(Audited)

Revenues	$37,159	$35,340	$143,036	$151,063
Cost of revenues	22,438	21,187	85,992	91,237
Gross profit	14,721	14,153	57,044	59,826
Operating expenses:
Research and development, net	9,155	8,519	33,468	35,000
Sales and marketing	2,980	2,781	11,905	11,273
General and administrative	2,600	2,766	10,541	11,812
Amortization of intangible assets	382	418	1,573	1,672
Total operating expenses	15,117	14,484	57,487	59,757
Operating income (loss)	(396)	(331)	(443)	69

Financial income, net	309	620	1,204	2,457
Income (loss) before taxes on income	(87)	289	761	2,526
Income tax benefit	(2,816)	(67)	(2,841)	(150)
Net income	$2,729	$356	$3,602	$2,676
Net income per share:
Basic	$0.13	$0.02	$0.16	$0.12
Diluted	$0.12	$0.02	$0.16	$0.12
Weighted average number of shares of common stock used in the computation of:
Basic net income per share	21,679	22,520	21,968	22,249
Diluted net income per share	23,331	23,454	22,954	22,906

Unaudited Reconciliation of GAAP to Non-GAAP Financial Measures

(In thousands, except per share amounts)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2014	2013	2014	2013
	Unaudited	Unaudited	Unaudited	Unaudited
GAAP net income	$2,729	$356	$3,602	$2,676
Equity-based compensation expense included in cost of product revenues and other	63	62	300	253
Equity-based compensation expense included in research and development, net	513	461	2,381	1,873
Equity-based compensation expense included in sales and marketing	140	95	621	478
Equity-based compensation expense included in general and administrative	444	408	2,057	1,555
Amortization of intangible assets	382	418	1,573	1,672
Amortization of deferred tax liability related to intangible assets	(49)	(96)	(339)	(385)
Reversal of income tax contingency reserve that was determined to be no longer needed due to the finalization of tax audit	(858)	-	(858)	-
Elimination of valuation allowance of deferred tax assets and tax advances.	(2,061)	-	(2,061)	-
Proxy contest related expenses	-	-	-	1,403

Non-GAAP net income	$1,303	$1,704	$7,276	$9,525

Weighted-average number of common stock used in computation of GAAP diluted net income per share (in thousands)	23,331	23,454	22,954	22,906
Weighted-average number of shares related to outstanding options, stock appreciation rights and restricted share units (in thousands)	248	375	671	399

Weighted-average number of common stock used in computation of non-GAAP diluted net income per share (in thousands)	23,579	23,829	23,625	23,305

GAAP diluted net income per share	$0.12	$0.02	$0.16	$0.12
Equity-based compensation expense	0.05	0.04	0.23	0.18
Amortization of intangible assets	0.02	0.02	0.07	0.07
Amortization of deferred tax liability related to intangible assets	(0.01)	(0.01)	(0.02)	(0.02)
Reversal of income tax contingency reserve that was determined to be no longer needed due to the finalization of tax audit	(0.03)	-	(0.04)	-
Elimination of valuation allowance of deferred tax assets and tax advances.	(0.09)	-	(0.09)	-
Proxy contest related expenses	-	-	-	0.06

Non-GAAP diluted net income per share	$0.06	$0.07	$0.31	$0.41

DSP GROUP, INC.

CONSOLIDATED BALANCE SHEETS

(In thousands)

	December 31,	December 31,
	2014	2013
	(Unaudited)	(Audited)
Assets
Current assets:
Cash and cash equivalents	$20,544	$23,578
Restricted deposits	623	77
Marketable securities and short term deposits	11,508	13,895
Trade receivables, net	20,298	21,195
Inventories	15,635	12,334
Other accounts receivable and prepaid expenses	1,752	2,641
Deferred income taxes	924	92
Total current assets	71,284	73,812
Property and equipment, net	2,843	2,837
Long term marketable securities	92,269	90,162
Severance pay fund	10,860	11,168
Intangible assets and goodwill, net	10,411	11,986
Investment in other companies	2,200	2,200
Long term prepaid expenses and lease deposits	1,312	100
	117,052	115,616
Total assets	$191,179	$192,265

Liabilities and Stockholders’ Equity
Current liabilities:
Trade payables	$15,282	$14,149
Other current liabilities	16,411	17,362
Total current liabilities	31,693	31,511

Accrued severance pay	10,929	11,179
Accrued pensions	1,089	981
Deferred income taxes	845	1,183
Total long term liabilities	12,863	13,343
Stockholders’ equity:
Common stock	22	22
Additional paid-in capital	355,906	350,494
Accumulated other comprehensive income (loss)	(1,566)	(821)
Less – Cost of treasury stock	(122,387)	(118,749)
Accumulated deficit	(85,352)	(83,535)
Total stockholders’ equity	146,623	147,411
Total liabilities and stockholders’ equity	$191,179	$192,265